Exhibit 99.1

Cryoport Successfully Completes Its Rights Offering

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Irvine, CA, June 21, 2016 - Cryoport, Inc. (NASDAQ: CYRX, CYRXW) (the “Company”), the world’s leading cryogenic logistics company, announced that it has received gross proceeds of $1,304,748 in subscriptions for 841,773 shares of common stock from its previously announced rights offering, which expired on Monday, June 20, 2016 at 5:00 p.m. ET.

“We appreciate the confidence our shareholders and warrant holders have shown in Cryoport’s growth strategy through their participation in this rights offering. This capital will be used to invest in growth initiatives for our innovative temperature controlled logistics solutions used to support ground breaking advancements in biopharma, especially in cancer immunotherapies and regenerative medicines, as well as reproductive medicine and animal health,” Jerrell Shelton, CEO of Cryoport.

Under the terms of the offering, rights holders had the ability to oversubscribe, which entitled each rights holder that exercises their basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering. These additional rights shares would have been allocated to holders that submitted oversubscription requests on a pro-rata basis. In each case, the allocated amount would not have exceeded the maximum number of additional new shares requested.

The shares of the Company's common stock subscribed for in the rights offering will be issued to the participating shareholders and warrant holders as promptly as practicable.

About Cryoport, Inc.

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR T-cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, CRO's, central laboratories, pharmaceutical companies, contract manufacturers and university researchers. For more information, visit www.cryoport.com.

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Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2015. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer / Garth Russell

tfromer@kcsa.com / grussell@kcsa.com

P: (212) 682-6300

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